Exhibit 4.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GRAYSCALE DIGITAL LARGE CAP FUND LLC

Dated March 7, 2018

TABLE OF CONTENTS

		Page No.

	ARTICLE I

	DEFINITIONS; THE FUND
SECTION 1.1	Name	1
SECTION 1.2	Definitions	1
SECTION 1.3	Offices	9
SECTION 1.4	Purposes and Powers	10
SECTION 1.5	Duration	10
SECTION 1.6	Legal Title to Fund Property	10
	ARTICLE II

	SHARES; CREATIONS AND ISSUANCE OF CREATION BASKETS
SECTION 2.1	General	10
SECTION 2.2	Offer of Shares; Procedures for Creation and Issuance of Creation Baskets	11
SECTION 2.3	Book-Entry System	12
SECTION 2.4	Distributions	12
SECTION 2.5	Voting Rights	13
	ARTICLE III

	TRANSFERS OF SHARES
SECTION 3.1	General Prohibition	13
SECTION 3.2	Restricted Securities	13
SECTION 3.3	Transfer of Shares Generally	13
	ARTICLE IV

	REDEMPTIONS
SECTION 4.1	Unavailability of Redemption Program	14
SECTION 4.2	Redemption of Redemption Baskets	14
SECTION 4.3	Other Redemption Procedures	15
	ARTICLE V

	THE MANAGER
SECTION 5.1	Management of the Fund and Delegation	15
SECTION 5.2	Authority of Manager	16
SECTION 5.3	Obligations of the Manager	18
SECTION 5.4	General Prohibitions	20
SECTION 5.5	Liability of Covered Persons	21
SECTION 5.6	Duties of the Manager	21

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SECTION 5.7	Indemnification of the Manager	22
SECTION 5.8	Expenses and Limitations Thereon	23
SECTION 5.9	Business of Shareholders	26
SECTION 5.10	Voluntary Withdrawal of the Manager	26
SECTION 5.11	Authorization of Memorandum	26
SECTION 5.12	Litigation	26
SECTION 5.13	Bankruptcy; Merger of the Manager	26
	ARTICLE VI

	THE SHAREHOLDERS
SECTION 6.1	No Management or Control; Limited Liability; Exercise of Rights through a Participant	27
SECTION 6.2	Rights and Duties	27
SECTION 6.3	Limitation of Liability	28
SECTION 6.4	Derivative Actions	28
	ARTICLE VII

	BOOKS OF ACCOUNT AND REPORTS
SECTION 7.1	Books of Account	29
SECTION 7.2	Annual Reports	30
SECTION 7.3	Certain Tax Matters	30
SECTION 7.4	Calculation of Digital Asset Holdings	31
SECTION 7.5	Maintenance of Records	33
	ARTICLE VIII

	FISCAL YEAR
SECTION 8.1	Fiscal Year	33
	ARTICLE IX

	AMENDMENT OF AGREEMENT; MEETINGS
SECTION 9.1	Amendments to the Agreement	33
SECTION 9.2	Meetings of the Fund	35
SECTION 9.3	Action Without a Meeting	35
	ARTICLE X

	TERMINATION
SECTION 10.1	Events Requiring Dissolution of the Fund	35
SECTION 10.2	Distributions on Dissolution	37
SECTION 10.3	Dissolution	37

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ARTICLE XI

MISCELLANEOUS

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GRAYSCALE DIGITAL LARGE CAP FUND LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GRAYSCALE DIGITAL LARGE CAP FUND LLC (the “Fund”) is dated March 7, 2018.

*  *  *

RECITALS

WHEREAS, the Fund was formed and registered by the Manager as a Cayman Islands limited liability company by filing a registration statement pursuant to section 5(2) of the LLC Law with the Registrar on January 25, 2018 (the “Registration Date”);

WHEREAS, the Fund is currently governed by the Amended & Restated Limited Liability Agreement dated February 1, 2018 (the “Existing Agreement”);

WHEREAS, the Manager desires to amend and restate the Existing Agreement in its entirety to reflect the modifications set out in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS; THE FUND

SECTION 1.1    Name.

The name of the Fund is Grayscale Digital Large Cap Fund LLC. The Fund’s name may be changed at any time by the Manager. The Manager shall cause the Fund to carry out its purposes as set forth in SECTION 1.4.

SECTION 1.2    Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Exchange Rate” means, with respect to any particular digital asset, at any time, the price per single unit of such digital asset (determined net of any associated fees) at which the Fund is able to sell such digital asset for U.S. Dollars (or other applicable fiat currency) at such time to enable the Fund to timely pay any Additional Fund Expenses, through use of the Manager’s commercially reasonable efforts to obtain the highest such price.

“Additional Fund Expenses” has the meaning set forth in SECTION 5.8(a)(vi).

“Administrator” means any Person from time to time engaged by the Manager to assist in the administration of the Shares.

“Administrator Fee” means the fee payable to the Administrator for services it provides to the Fund, which the Manager shall pay the Administrator as a Manager-paid Expense.

“AEOI” means:

(a)    sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes;

(b)    the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance;

(c)    any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (a) and (b); and

(d)    any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding sub-paragraphs.

“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may at any time or from time to time be amended.

“Annual Report” means (i) the Fund’s most recent annual report prepared and publicly disseminated pursuant to the standards of any Secondary Market on which the Shares are then listed, quoted or traded or (ii) if the Shares are then registered under the Exchange Act, the Fund’s most recent annual report on Form 10-K prepared and filed in accordance with the rules and regulations of the SEC.

“Basket” means a block of 100 Shares.

“Basket Amount” means, for any Trade Date, the sum of (x) the Fund Component Basket Amounts for all Fund Components, (y) the Forked Asset Portion and (z) the Cash Portion, in each case, as of such Trade Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are permitted or required to close for business in New York, New York.

“Cash Account” means any bank account of the Fund in which the Fund holds any portion of its U.S. Dollars.

“Cash Portion” means, for any Trade Date, the amount of U.S. Dollars determined by dividing (x) the amount of U.S. Dollars held by the Fund at 4:00 p.m., New York time, on such Trade Date by (y) the total number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth), and multiplying such quotient by 100.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Person” means the Manager and its Affiliates and their respective members, managers, directors, officers, employees, agents and controlling persons.

“Creation Basket” means a Basket issued by the Fund in exchange for the transfer of the Basket Amount to the Fund.

“Creation Order” has the meaning assigned thereto in SECTION 2.2(a)(i).

“Creation Settlement Date” means, with respect to any Creation Order, the Business Day on which such Creation Order settles, as specified in the PA Procedures.

“Digital Asset” means any digital asset (or right with respect thereto) held by the Fund at any given time.

“Digital Asset Accounts” means the accounts holding the Fund’s Digital Assets, which, in the discretion of the Manager, could include an on-blockchain hot or cold wallet or a collection of accounts or sub-accounts maintained by one or more Security Vendors that represent or relate to the on-blockchain account that holds the Fund’s Digital Assets.

“Digital Asset Benchmark Exchange” means a digital asset benchmark exchange that represents at least 10% of the aggregate trading volume of the Digital Asset Exchange Market for the applicable digital asset during the last 30 consecutive calendar days and that to the knowledge of the Manager is in substantial compliance with the laws, rules and regulations, including any anti-money laundering and know-your-customer procedures. If there are fewer than three individual Digital Asset Benchmark Exchanges each of which represent at least 10% of the aggregate trading volume on the Digital Asset Exchange Market for the applicable digital asset during the last 30 consecutive calendar days, then the Digital Asset Benchmark Exchanges for the applicable digital asset that will serve as the basis for the Digital Asset Reference Rate calculation will be those Digital Asset Benchmark Exchanges that meet the above-described requirements.

“Digital Asset Exchange” means an electronic marketplace where exchange participants may trade, buy and sell digital assets based on bid-ask trading. The largest Digital Asset Exchanges are online and typically trade on a 24-hour basis, publishing transaction price and volume data.

“Digital Asset Exchange Market” means the global market for the trading of digital assets, which consists of transactions on electronic Digital Asset Exchanges.

“Digital Asset Holdings” means, at any time, the aggregate value, expressed in U.S. Dollars, of the Fund’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses), calculated in accordance with SECTION 7.4.

“Digital Asset Holdings Fee Basis Amount” has the meaning assigned thereto in SECTION 7.4.

“Digital Asset Network” means the online, end-user-to-end-user network hosting a public transaction ledger, known as a blockchain, and the source code comprising the basis for the cryptographic and algorithmic protocols governing the network of a Digital Asset.

“Digital Asset Reference Rate” has the meaning assigned to such term in the Memorandum.

“Distributor” means Genesis Global Trading, Inc. or any other Person from time to time engaged to provide distribution services or related services to the Fund pursuant to authority delegated by the Manager.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Withdrawal” has the meaning set forth in SECTION 10.1(a)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of Treasury.

“Fiscal Year” has the meaning set forth in ARTICLE VIII hereof.

“FOIA” means the Freedom of Information Act.

“Fund Accounts” means the Cash Accounts and the Digital Asset Accounts, collectively.

“Forked Asset” means any asset held by the Fund other than a Fund Component or U.S. Dollars, including (i) any right, arising from a fork, airdrop or similar occurrence, to acquire (or otherwise establish dominion and control over) any digital asset or other asset or right and (ii) any Digital Asset or other asset or right acquired by the Fund through the exercise of a right described in the preceding clause (i), in each case, until such time as the Manager designates such asset as a Fund Component.

“Forked Asset Portion” means, for any Trade Date, the amount of U.S. Dollars determined by dividing (x) the aggregate value in U.S. Dollars of the Fund’s Forked Assets at 4:00 p.m., New York time, on such Trade Date (determined by reference to a reputable Digital Asset Exchange as determined by the Manager, or, if possible, a Digital Asset Reference Rate) by (y) the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth), and multiplying such quotient by 100.

“Fund” means Grayscale Digital Large Cap Fund LLC, a Cayman limited liability company formed and registered on January 25, 2018, the affairs of which are governed by this Agreement.

“Fund Component” means a Digital Asset designated as such by the Manager in accordance with the policies and procedures set forth in the Offering Memorandum.

“Fund Component Aggregate Liability Amount” means, for any Fund Component and any Trade Date, a number of tokens of such Fund Component equal to the sum of (x) all accrued but unpaid Fund Component Fee Amounts for such Fund Component as of 4:00 p.m., New York time, on such Trade Date and (y) the Fund Component Expense Amount for such Fund Component as of 4:00 p.m., New York time, on such Trade Date.

“Fund Component Basket Amount” means, on any Trade Date and with respect to any Fund Component, the number of tokens of such Fund Component required to be delivered in connection with each Creation Basket or Redemption Basket, as determined by dividing the total number of tokens of such Fund Component held by the Fund at 4:00 p.m., New York time, on such Trade Date, after deducting the applicable Fund Component Aggregate Liability Amount, by the number of Shares outstanding at such time (the quotient so obtained calculated to one one-hundred-millionth (i.e., carried to the eighth decimal place)) and multiplying the quotient so obtained for the Fund Component by 100.

“Fund Component Expense Amount” means, for any Fund Component on any Trade Date, (x) the product of (1) the aggregate unpaid Additional Fund Expenses as of 4:00 p.m., New York time, on such Trade Date and (2) the Weighting of such Fund Component for such Trade Date, divided by (y) the Digital Asset Reference Rate for such Fund Component as of 4:00 p.m., New York time, on such Trade Date.

“Fund Component Fee Amount” has the meaning set forth in SECTION 5.8(a)(ii).

“Fund Component Holdings” means, for any Fund Component and any day, the product of (x) the Digital Asset Reference Rate for such Fund Component and (y) the excess of (1) the aggregate number of tokens of the Fund Component held by the Fund over (2) the accrued and unpaid Fund Component Fee Amounts for such Fund Component, in each case as of 4:00 p.m., New York time, on such day.

“Fund Construction Criteria” means the criteria, as determined by the Manager in its sole discretion, that a Digital Asset must meet to be eligible for inclusion as a Fund Component.

“Fund Counsel” has the meaning set forth in SECTION 11.3.

“Fund Property” means all assets held by the Fund, including, but not limited to, (i) all the Digital Assets and Forked Assets in the Fund’s accounts, including the Digital Asset Accounts, (ii) all proceeds from the sale of the Fund’s Digital Assets or Forked Assets, (iii) cash or cash equivalents held by the Fund as a result of sales of Digital Assets or Forked Assets or contributions of the Forked Asset Portion and/or the Cash Portion, and (iv) any rights of the Fund pursuant to any agreements, other than this Agreement, to which the Fund is a party.

“GAAP” means U.S. generally accepted accounting principles.

“Gross Negligence” means, in relation to a Person, a standard of conduct beyond negligence whereby that Person acts with reckless disregard for the consequences of a breach of a duty of care owed to another.

“Liquidator” has the meaning set forth in SECTION 10.2.

“Liquidity Provider” means an entity eligible to facilitate creations or redemptions of Shares on behalf of a Participant in exchange for cash that has entered into a Participant Agreement and has access to a Liquidity Provider Account.

“Liquidity Provider Accounts” means, with respect to any Liquidity Provider, its wallet addresses holding digital assets and bank accounts holding U.S. Dollars known to the Custodian as belonging to such Liquidity Provider.

“LLC Law” means the Limited Liability Companies Law, 2016 of the Cayman Islands, as may be further amended from time to time and any successor to such statute.

“Manager” means Grayscale Investments, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Manager-paid Expense” and “Manager-paid Expenses” have the meaning set forth in SECTION 5.8(a)(vi)

“Manager’s Fee” has the meaning set forth in SECTION 5.8(a)(i).

“Marketer” means Genesis Global Trading, Inc. or any other Person from time to time engaged to provide marketing services or related services to the Fund pursuant to authority delegated by the Manager.

“Marketing Fee” means the fee payable to the Marketer for services it provides to the Fund, which the Manager shall pay the Marketer as a Manager-paid Expense.

“Memorandum” means (i) the confidential private placement memorandum of the Fund, as the same may, at any time and from time to time, be amended or supplemented, or (ii) if the Shares are registered under the Exchange Act, the most recent of (x) any prospectus of the Fund that has been filed with the SEC as a part of the SEC Registration Statement and/or the Cayman Islands Monetary Authority (if applicable) and (y) any report filed by the Fund with the SEC under the Exchange Act that states that it is to be treated as the Memorandum for general purposes or any specific purpose.

“Original Agreement” has the meaning assigned thereto in the recitals.

“PA Procedures” has the meaning assigned thereto in SECTION 2.2(a).

“Participant” means a Person that (i) has entered into a Participant Agreement with the Manager and the Fund and (ii) has access to a Participant Self-Administered Account.

“Participant Agreement” means an agreement among the Fund, the Manager and a Participant, substantially in the form of Exhibit A hereto, as it may be amended or supplemented from time to time in accordance with its terms.

“Participant Self-Administered Accounts” means, with respect to any Participant, the series of wallet addresses holding digital assets and the bank accounts holding U.S. Dollars known to the Manager and the Security Vendors as belonging to such Participant.

“Percentage Interest” means, with respect to any Shareholder at any time, a fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the total number of Shares outstanding, in each case as of 4:00 p.m., New York time, on the date of determination.

“Person” means any natural person, partnership, limited liability company, trust, corporation, association, governmental authority or other entity.

“Public Access Law” has the meaning assigned thereto in SECTION 11.7(b).

“Quarterly Report” means (i) the Fund’s most recent quarterly report prepared and publicly disseminated pursuant to the standards of any Secondary Market on which the Shares are then listed, quoted or traded or (ii) if the Shares are then registered under the Exchange Act, the Fund’s most recent quarterly report on Form 10-Q prepared and filed in accordance with the rules and regulations of the SEC.

“Rebalancing Period” means any period (as described in the Memorandum) during which the Manager rebalances the Fund’s portfolio in accordance with the policies and procedures set forth in the Memorandum.

“Redemption Basket” means a Basket redeemed by the Fund in exchange for Digital Assets and, if applicable, U.S. Dollars in an amount equal to the Basket Amount.

“Redemption Order” has the meaning assigned thereto in SECTION 4.2(a).

“Redemption Settlement Date” means, with respect to any Redemption Order, the Business Day on which such Redemption Order settles, as specified in the PA Procedures.

“Register” has the meaning assigned thereto in SECTION 7.1(b).

“Registrar” means the Registrar of Limited Liability Companies of the Cayman Islands.

“Registration Statement” has the meaning assigned thereto in the recitals.

“Rules” has the meaning assigned thereto in SECTION 11.3.

“SEC” means the Securities and Exchange Commission.

“SEC Registration Statement” means the most recent registration statement of the Fund, as filed with and declared effective by the SEC, as the same may at any time and from time to time be amended or supplemented.

“Secondary Market” means any marketplace or other alternative trading system, as determined by the Manager, on which the Shares may then be listed, quoted or traded, including, but not limited to, the OTCQX tier of the OTC Markets Group Inc. and NYSE Arca, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Vendor” or “Security Vendors” means Ledger SAS and any other Person or Persons from time to time engaged to provide security or custodian services or related services to the Fund pursuant to authority delegated by the Manager.

“Security Vendors Fee” means the fee payable to the Security Vendors for the services they provide to the Fund, which the Manager shall pay to the Security Vendors as a Manager-paid Expense.

“Shareholder” means any Person that is admitted as a member of the Fund and owns Shares.

“Shares” means the equal, fractional, undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund, which Shares shall be issued to the Shareholders as described in Article II with such relative rights and terms as set forth in this Agreement, and references in this Agreement to a Shareholder’s membership interests are reference to such Shareholder’s Shares.

“Subscription Agreement” means each subscription agreement between the Fund and a Shareholder pursuant to which such Shareholder acquires its Shares in the Fund.

“Total Basket Amount” means, with respect to any Creation Order or Redemption Order, the applicable Basket Amount multiplied by the number of Creation Baskets or Redemption Baskets, as specified in the applicable Creation Order or Redemption Order.

“Trade Date” means, for any Creation Order or Redemption Order, the Business Day on which the Total Basket Amount with respect to such Creation Order or Redemption Order is determined in accordance with the PA Procedures.

“Transfer Agent” means Continental Stock Transfer & Trust Company or any other Person from time to time engaged to provide such services or related services to the Fund pursuant to authority delegated by the Manager.

“U.S. Dollar” means United States dollars.

“Weighting” means, for any Fund Component on any Business Day, a fraction equal to (x) the Fund Component Holdings for such Fund Component for such day, divided by (y)  the sum of the Fund Component Holdings for all Fund Components for such day.

SECTION 1.3    Offices.

(a)    The principal office of the Fund, and such additional offices as the Manager may establish, shall be located at such place or places outside the Cayman Islands as the Manager may designate from time to time in writing to the Shareholders. Initially, the principal office of the Fund shall be at c/o Grayscale Investments, LLC, 636 Avenue of the Americas, 3rd Floor, New York, New York 10011.

(b)    The registered office of the Fund in the Cayman Islands shall be located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Manager may designate from time to time another registered office in the Cayman Islands by filing the required certificate of amendment to the Registration Statement with the Registrar in accordance with the LLC Law.

SECTION 1.4    Purposes and Powers.

(a)    The Fund is formed for the object and purpose of, and the nature of the activities to be conducted by the Fund is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Law and engaging in any and all activities necessary or incidental to the foregoing. Without limiting the generality of the foregoing, the primary purpose of the Fund is to acquire, hold, dispose of and otherwise deal with Digital Assets, any Forked Assets and any assets into which any Digital Asset held by the Fund is converted, including other Digital Assets or cash in U.S. Dollars or other fiat currencies. In furtherance of its purposes, (x) the Fund shall have the power to do all things necessary or convenient to carry on any business or affairs not prohibited by the laws of the Cayman Islands and the Fund shall have the powers set out in section 9(4) of the LLC Law and (y) the Fund shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Fund, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Fund by the Manager or any of its delegates.

SECTION 1.5    Duration. The Fund was formed for an unlimited duration. The Fund shall continue until such time as it is wound up pursuant to the provisions of ARTICLE X of this Agreement or otherwise in accordance with the LLC Law.

SECTION 1.6    Legal Title to Fund Property.

(a)    The Shareholders shall not have legal title to any part of the Fund Property.

(b)    Without limitation to the other provisions of this Agreement, no creditor of any Shareholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to the Fund Property.

ARTICLE II

SHARES; CREATIONS AND ISSUANCE OF CREATION BASKETS

SECTION 2.1    General.

(a)    Persons shall be admitted to the Fund as Shareholders upon their execution of, or adherence to, this Agreement and the acceptance of each such Person’s Subscription Agreement by the Fund. Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Agreement.

(b)    Each Shareholder agrees that its interest in the Fund shall be measured in Shares and recorded in the Register. The Manager shall update the Register to reflect the issuance, transfer or redemption of Shares from time to time.

(c)    Without limitation to the foregoing, the Manager shall have the power and authority, without action or approval by the Shareholders, to cause the Fund to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional Shares, calculated to one one-hundred-millionth of one Share (i.e., carried to the eighth decimal place). From time to time, the Manager may cause the

Fund to divide or combine the Shares into a greater or lesser number without thereby in any way affecting the rights of the Shareholders without action or approval by the Shareholders. The Fund shall issue Shares solely in exchange for contributions of Digital Assets and, if applicable, U.S. Dollars in accordance with the terms hereof, or for no additional consideration if pursuant to a distribution of a bonus issue of Shares or Share split-up. Subject to the limitations upon, and requirements for, the issuance of Creation Baskets stated herein and in the PA Procedures (as defined below), the number of Creation Baskets that may be issued by the Fund is unlimited.

SECTION 2.2    Offer of Shares; Procedures for Creation and Issuance of Creation Baskets.

(a)    General. The following procedures, as supplemented by the more detailed procedures specified in the Exhibits, annexes, attachments and procedures, as applicable, to each Participant Agreement (the “PA Procedures”), which may be amended from time to time in accordance with the provisions of the relevant Participant Agreement (provided that any such amendment shall not constitute an amendment of this Agreement), shall govern the Fund with respect to the creation and issuance of Creation Baskets to Participants, subject to SECTION 2.2(b).

(i)    On any Business Day, a Participant may place an order for one or more Creation Baskets (each, a “Creation Order”) in the manner provided in the PA Procedures.

(ii)    The Manager or its delegate shall process Creation Orders only from Participants with respect to which a Participant Agreement is in full force and effect and only in accordance with the PA Procedures. The Manager or its delegate shall maintain and make available at the Fund’s principal offices during normal business hours a current list of the Participants with respect to which a Participant Agreement is in full force and effect.

(iii)    The Fund shall create and issue Creation Baskets only in exchange for transfer to the Fund on the applicable Creation Settlement Date of the applicable Total Basket Amount by the relevant Participant or Liquidity Provider, as applicable.

(iv)    The Manager or its delegate has final determination of all questions as to the calculation of the Total Basket Amount at any time.

(v)    Transfers of digital assets or U.S. Dollars (if applicable) other than those received from a Participant Self-Administered Account or a Liquidity Provider Account shall be rejected. The expense and risk of delivery, ownership and safekeeping of Fund Components and U.S. Dollars, until such Fund Components and U.S. Dollars have been received and not rejected by the Fund, shall be borne solely by the Participant or a Liquidity Provider, as applicable.

(vi)    Upon the transfer of the Total Basket Amount to the Fund Accounts, the Manager or its delegate shall (A) if applicable and instructing the Security Vendors as necessary, transfer digital assets included in the Total Basket Amount to the appropriate sub-account of the Digital Asset Accounts, (B) direct the Transfer Agent to credit to the Participant’s account the number of Creation Baskets ordered by the Participant and (C) compensate the Liquidity Provider pursuant to the PA Procedures.

(vii)    The Fund may accept delivery of U.S. Dollars or any digital asset deliverable as part of the Total Basket Amount by such other means as the Manager, from time to time, may determine to be acceptable for the Fund.

(b)    Rejection or Suspension. The Manager or its delegate shall reject a Creation Order if the Creation Order is not in proper form as described in the relevant Participant Agreement or if the fulfillment of the Creation Order, in the opinion of its counsel, might be unlawful. The issuance of Creation Baskets may be suspended by the Manager generally, or refused with respect to a particular Creation Order, for any or no reason, including during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Manager or its delegate make it for all practicable purposes not feasible to process Creation Orders or for any other reason at any time or from time to time. None of the Manager, its delegates or the Security Vendors shall be liable for the suspension or rejection of any Creation Order.

(c)    Conflict. In the event of any conflict between the procedures described in this SECTION 2.2 and the PA Procedures, the PA Procedures shall control.

(d)    Successor Security Vendors. If a successor to any of the Security Vendors shall be employed, the Fund and the Manager shall establish procedures acceptable to such successor with respect to the matters addressed in this SECTION 2.2.

SECTION 2.3    Book-Entry System.

(a)    Shares shall be held in book-entry form by the Transfer Agent. The Manager or its delegate shall direct the Transfer Agent to (i) credit or debit the number of Creation Baskets or Redemption Baskets to the account of the applicable Shareholder and (ii) issue or cancel Creation Baskets or Redemption Baskets, as applicable, at the direction of the Manager or its delegate.

(b)    The Manager or its delegate may cause the Fund to issue Shares in certificated form in its sole discretion.

SECTION 2.4    Distributions.

(a)    Subject to applicable law, the Fund may make distributions on Shares either in cash or in kind.

(b)    Distributions on Shares, if any, may be made with such frequency as the Manager may determine, which may be daily or otherwise, to the Shareholders,

from the Fund Property, after providing for actual and accrued liabilities. All distributions on Shares shall be made pro rata to the Shareholders in proportion to their respective Percentage Interests at the date and time of record established for such distribution.

SECTION 2.5    Voting Rights.

Notwithstanding any other provision hereof, on each matter submitted to a vote of the Shareholders, each Shareholder shall be entitled to a proportionate vote based upon its Percentage Interest at such time.

ARTICLE III

TRANSFERS OF SHARES

SECTION 3.1    General Prohibition. A Shareholder may not sell, assign, transfer or otherwise dispose of, or pledge, mortgage, charge, hypothecate. grant any other security interest over or in any manner encumber any or all of its Shares or any part of its right, title and interest in the Fund Property except as permitted in this ARTICLE III and any act in violation of this ARTICLE III shall be of no effect and shall not be binding upon or recognized by the Fund (regardless of whether the Manager shall have knowledge thereof), unless approved in writing by the Manager.

SECTION 3.2    Restricted Securities.

Except for Shares transferred in a transaction registered under the Securities Act, the Shares are “restricted securities” that cannot be resold, pledged or otherwise transferred without registration under the Securities Act and state securities laws or exemption therefrom and may not be resold, pledged or otherwise transferred without the prior written consent of the Manager, which it may withhold in its sole discretion for any reason or for no reason. The Manager may provide, or otherwise waive the requirement for, such written consent by notice to Shareholders at any time.

SECTION 3.3    Transfer of Shares Generally.

Shares shall be transferable on the books of account for the Fund only by the record holder thereof or by his or her duly authorized agent upon delivery to the Manager or the Transfer Agent or similar agent of a duly executed instrument of transfer, and such evidence of the genuineness of each such execution and authorization and of such other matters and documents as may be required by the Manager. Upon such delivery, and subject to any further requirements specified by the Manager, the transfer shall be recorded on the books of account for the Fund, including the Register, and such transferee shall be admitted as a member of the Fund. Until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Manager nor the Fund, nor the Transfer Agent or any similar agent or registrar or any officer, employee or agent of the Fund, shall be affected by any notice of a proposed transfer.

ARTICLE IV

REDEMPTIONS

SECTION 4.1    Unavailability of Redemption Program. Unless otherwise determined by the Manager in its sole discretion following the Fund’s receipt of regulatory approval therefor and registration, to the extent required, with the Cayman Islands Monetary Authority under the laws and regulations of the Cayman Islands after making such modifications to this Agreement and the Memorandum as may be necessary to effect such registration, the Fund shall not offer a redemption program for the Shares. The Fund may, but shall not be required to, seek regulatory approval to operate a redemption program. If any redemption program is approved, then any redemption authorized by the Manager shall be subject to the provisions of this ARTICLE IV.

SECTION 4.2    Redemption of Redemption Baskets.

(a)    General. Upon the approval of a redemption program and authorization by the Manager, the following procedures, as supplemented by the PA Procedures, which may be amended from time to time in accordance with the provisions of the Participant Agreement, shall govern the Fund with respect to the redemption of Redemption Baskets, subject to SECTION 5.2(b).

(i)    On any Business Day, a Participant may place an order to redeem Redemption Baskets (each, a “Redemption Order”) in the manner provided in the PA Procedures.

(ii)    The Manager or its delegates shall process Redemption Orders only from Participants with respect to which a Participant Agreement is in full force and effect.

(iii)    The Fund shall redeem Redemption Baskets only in exchange for deposit with the Transfer Agent on the Redemption Settlement Date of the total number of Baskets indicated in the Participant’s Redemption Order.

(iv)    Upon the Fund’s receipt of the total number of Baskets indicated in the Participant’s Redemption Order, the Manager or its delegate shall instruct the Transfer Agent to cancel the Shares in the Baskets so redeemed. The Manager or its delegate shall, instructing the Security Vendors as necessary, transfer the Total Basket Amount to the relevant Participant Self-Administered Accounts or the relevant Liquidity Provider Accounts, as applicable.

(v)    The Manager or its delegate has final determination of all questions as to the determination of the Total Basket Amount at any time.

(vi)    The Total Basket Amount shall be delivered only to Participant Self-Administered Accounts or Liquidity Provider Accounts.

(vii)    The Total Basket Amount shall be subject to the deduction of any applicable tax or other governmental charges that may be due.

(b)    Rejection or Suspension. The Manager or its delegate shall reject a Redemption Order if the Redemption Order is not in proper form as described in the relevant Participant Agreement or if the fulfillment of the Redemption Order, in the opinion of its counsel, might be unlawful. The redemption of Baskets may be suspended by the Manager generally, or refused with respect to a particular Redemption Order, for any or no reason (either in whole or in part), including during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Manager or its delegate make it for all practicable purposes not feasible to process Redemption Orders or for any other reason at any time or from time to time. None of the Manager, its delegates or the Security Vendors shall be liable for the suspension or rejection of any Redemption Order.

(c)    Conflict. In the event of any conflict between the procedures described in this SECTION 4.2 and the PA Procedures, the PA Procedures shall control.

SECTION 4.3    Other Redemption Procedures. The Manager or its delegates from time to time may, but shall have no obligation to, establish procedures with respect to redemption of Shares in lot sizes smaller than the Redemption Basket and permitting the redemption distribution to be delivered in a manner other than that specified in SECTION 4.2. Without limitation to the foregoing, the Manager, acting in its sole discretion, may cause the Fund to effect compulsory redemptions of Shares from time to time.

ARTICLE V

THE MANAGER

SECTION 5.1    Management of the Fund and Delegation.

(a)    The management of the Fund shall be vested exclusively in the Manager.

(b)    The Manager shall have the power to do any and all acts which are deemed necessary, convenient or incidental to, or for the furtherance of, the purposes of the Fund as described in this Agreement and may exercise all the powers of the Fund. The Manager is authorized to execute, deliver and file, in the name of and on behalf of the Fund, any and all documents, agreements, certificates, receipts, instruments, forms, letters or similar documents and to do or cause to be done any other actions as the Manager may deem necessary or desirable, except as may be limited by the LLC Law or the terms of this Agreement.

(c)     The Manager may delegate, as provided herein, the duty and authority to manage the affairs of the Fund. Any determination as to what is in the interests of the Fund made by the Manager in good faith shall be conclusive. In construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the Manager, but subject, for the avoidance of doubt, to the restrictions, prohibitions and limitations expressly set forth in this Agreement. The enumeration of any specific power in this Agreement shall not be construed as limiting the aforesaid power.

(d)    The Manager may appoint such officers of the Fund as may be deemed necessary or advisable, on such terms as may be determined by the Manager and with such powers and authorities as may be delegated to such officers. Officers shall be subject to removal by the Manager at any time. To the extent specified by the Manager, the officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Fund, except as may be limited by the LLC Law or the terms of this Agreement. No such delegation shall cause any Manager to cease to be a manager of the Fund nor cause an officer to be a manager for the purposes of the LLC Law.

(e)    The Manager may appoint any person, firm or corporation to act as an authorized person or service provider to the Fund and may entrust to and confer upon any such authorized persons or service providers any of the functions, duties, powers and discretions exercisable by the Manager, upon such terms and conditions (including as to remuneration payable by the Fund) and with such powers of delegation, but subject to such restrictions, as the Manager thinks fit. Without limiting the generality of the foregoing, such service providers may include investment managers, investment advisers, administrators, registrars, transfer agents, custodians and prime brokers.

(f)    Without limitation to the foregoing, the Manager may by power of attorney or otherwise appoint any company, firm, person or body of persons to be the attorney or authorized signatory of the Fund for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Manager under this Agreement) and for such period and subject to such conditions as the Manager may think fit.

SECTION 5.2    Authority of Manager. In addition to, and not in limitation of, any rights and powers conferred by law or other provisions of this Agreement, including SECTION 5.1 above, and except as limited, restricted or prohibited by the express provisions of this Agreement or the LLC Law, the Manager’s powers and rights shall include, without limitation, the following:

(a)    To enter into, execute, accept, deliver and maintain, and to cause the Fund to perform its obligations under, contracts, agreements and any or all other documents and instruments incidental to the Fund’s purposes, and to do and perform all such acts as may be in furtherance of the Fund’s purposes, or necessary or appropriate for the offer and sale of the Shares, including, but not limited to, causing the Fund to enter into (i) contracts or agreements with the Manager or an Affiliate, provided that any such contract or agreement does not conflict with clause (ii) below and (ii) contracts with third parties for various services, it being understood that any document or instrument executed or accepted by the Manager in the Manager’s name shall be deemed executed and accepted on behalf of the Fund by the Manager, provided, however, that such services may be performed by an Affiliate or Affiliates of the Manager as long as the Manager has made a good faith determination that (A) the Affiliate that it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed by the Affiliate); (B) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Fund are no less favorable to the Fund than could be obtained from equally-qualified unaffiliated third parties; and (C) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Fund shall not exceed one year, and such agreement shall be terminable without penalty upon one hundred twenty (120) days’ prior written notice by the Fund;

(b)    To establish, maintain, deposit into, and sign checks and/or otherwise draw upon, accounts on behalf of the Fund with appropriate banking and savings institutions;

(c)    To deposit, withdraw, pay, retain and distribute the Fund Property or any portion thereof in any manner consistent with the provisions of this Agreement;

(d)    To establish, and change at any time, the Fund Construction Criteria;

(e)    To purchase and sell Digital Assets in connection with any rebalancing of the Fund’s portfolio or changes to the Fund Construction Criteria;

(f)    To supervise the preparation of the Memorandum and supplements and amendments thereto;

(g)    To make or authorize the making of distributions to the Shareholders and payments of expenses of the Fund, in each case, out of the Fund Property;

(h)    To prepare, or cause to be prepared, and file, or cause to be filed, an application to register any Shares under the Securities Act and/or the Exchange Act and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such registration;

(i)    To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be listed, quoted or traded on any Secondary Market and to take any other action and execute and deliver any certificates or documents that may be necessary to effectuate such listing, quotation or trading;

(j)    To appoint one or more Security Vendors, including itself or an Affiliate, to provide for custodial or non-custodial security services, or to determine not to appoint any Security Vendors, and to otherwise take any action with respect to the Security Vendors to safeguard the Fund Property;

(k)    In the sole and absolute discretion of the Manager, to admit an Affiliate or Affiliates of the Manager as additional Managers;

(l)    To delegate those of its duties hereunder as it shall determine from time to time to one or more Distributors, and add any additional service providers, if needed and as applicable;

(m)    To perform such other services as the Manager believes that the Fund may from time to time require;

(n)    To determine, in good faith, which peer-to-peer network, among a group of incompatible forks of any Digital Asset Network, is generally accepted as the relevant Digital Asset and should therefore be considered that Digital Asset for the Fund’s purposes, which the Manager will determine based on a variety of then relevant factors, including (but not limited to) the following: (i) the Manager’s beliefs regarding expectations of the core developers of the relevant Digital Asset, users, services businesses, miners and other constituencies and (ii) the actual, continued development, acceptance, mining power and community engagement; and

(o)    In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any objective or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to, or growing out of or connected with, the aforesaid purposes, objects or powers.

SECTION 5.3    Obligations of the Manager. In addition to the obligations expressly provided by the LLC Law or this Agreement, the Manager shall:

(a)    Devote such of its time to the affairs of the Fund as it shall, in its discretion exercised in good faith, determine to be necessary to carry out the purposes of the Fund, as set forth in SECTION 1.4, for the benefit of the Shareholders;

(b)    Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Fund and for the conduct of its affairs in all appropriate jurisdictions;

(c)    Retain independent public accountants to audit the accounts of the Fund;

(d)    Employ attorneys to represent the Manager and, as necessary, the Fund;

(e)    Select and enter into agreements with any service provider to the Fund;

(f)    Monitor all fees charged to the Fund, and the services rendered by the service providers to the Fund, to determine whether the fees paid by, and the services rendered to, the Fund are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Fund;

(g)    Have fiduciary responsibility for the safekeeping and use of the Fund Property, whether or not in the Manager’s immediate possession or control;

(h)    Not employ or permit others to employ the Fund Property in any manner except for the benefit of the Fund, including, among other things, the utilization of any portion of the Fund Property as compensating balances for the exclusive benefit of the Manager;

(i)    At all times act with integrity and good faith and exercise due diligence in all activities relating to the Fund and in resolving conflicts of interest;

(j)    Enter into a Participant Agreement with each Participant and discharge the duties and responsibilities of the Fund and the Manager thereunder;

(k)    Receive directly or through its delegates from Participants and process properly submitted Creation Orders, as described in SECTION 2.2(a);

(l)    Receive directly or through its delegates from Participants and process properly submitted Redemption Orders (if authorized under applicable law), as described in SECTION 4.2(a), or as may from time to time be permitted by SECTION 4.3;

(m)    Interact with the Security Vendors and any other party as required;

(n)    If the Shares are listed, quoted or traded on any Secondary Market, cause the Fund to comply with all rules, orders and regulations of such Secondary Market to which the Fund is subject as a result of the listing, quotation or trading of the Shares on such Secondary Market, and take all such other actions that may reasonably be taken and are necessary for the Shares to remain listed, quoted or traded on such Secondary Market until the Fund is terminated or the Shares are no longer listed, quoted or traded on such Secondary Market;

(o)    If the Shares are transferred in a transaction registered under the Securities Act or registered under the Exchange Act, cause the Fund to comply with all rules, orders and regulations of the SEC and take all such other actions as may reasonably be taken and are necessary for the Shares to remain registered under the Exchange Act until the Fund is terminated or the Shares are no longer registered under the Exchange Act; and

(p)    Take all actions to prepare and, to the extent required by this Agreement or by law, mail to Shareholders any reports, press releases or statements, financial or otherwise, that the Manager determines are required to be provided to Shareholders by applicable law or governmental regulation or the requirements of any Secondary Market on which the Shares are listed, quoted or traded or, if any Shares are transferred in a transaction registered under the Securities Act or registered under the Exchange Act, the SEC, as applicable.

The foregoing clauses of SECTION 5.2 and SECTION 5.2(n) shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Manager. Any action by the Manager hereunder shall be deemed an action on behalf of the Fund, and not an action in an individual capacity.

SECTION 5.4    General Prohibitions. The Fund shall not, and the Manager shall not have the power to cause the Fund to:

(a)    If the redemption of Shares is not authorized pursuant to SECTION 4.1, redeem any Shares other than upon the winding up, liquidation and dissolution of the Fund;

(b)    Borrow money from, or loan money to, any Shareholder, the Manager or any other Person;

(c)    Create, incur, assume or suffer to exist any lien, mortgage, charge, pledge, conditional sales or other title retention agreement, charge, security interest or encumbrance on or with respect to the Fund Property, except liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(d)    Commingle the Fund Property with the assets of any other Person, provided that any delay between the sale of Fund Property to a third party and transfer of such Fund Property from the Fund Accounts to such third party in settlement of such sale shall not be deemed to contravene this provision;

(e)    Permit rebates to be received by the Manager or any Affiliate of the Manager, or permit the Manager or any Affiliate of the Manager to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(f)    Enter into any contract with the Manager or an Affiliate of the Manager (A) that, except for selling agreements for the sale of Shares, has a term of more than one year and that does not provide that it may be canceled by the Fund without penalty on sixty (60) days prior written notice or (B) for the provision of services, except at rates and terms at least as favorable as those that may be obtained from third parties in arm’s length negotiations; or

(g)    Enter into any exclusive brokerage contract.

SECTION 5.5    Liability of Covered Persons. A Covered Person shall have no liability to the Fund or to any Shareholder or other Covered Person for any loss suffered by the Fund which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Fund and such course of conduct did not constitute actual fraud, Gross Negligence, bad faith or willful misconduct of such Covered Person. Subject to the foregoing, neither the Manager nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the Digital Assets transferred, or the purchase price otherwise paid, by a Shareholder for its Shares, it being expressly agreed that any such return made pursuant to this Agreement shall be made solely from the assets of the Fund without any rights of contribution from the Manager or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegatee selected by the Manager with reasonable care.

SECTION 5.6    Duties of the Manager.

(a)    To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Fund, the Shareholders or any other Person, the Manager acting under this Agreement shall not be liable to the Fund, the Shareholders or any other Person for its good faith reliance on the provisions of this Agreement subject to the standard of care set forth in SECTION 5.5 herein. In fulfilling its duties, the Manager may take into account such factors as the Manager deems appropriate or necessary. Neither the Manager nor any other manager of the Fund shall be subject to any other or different standard and, to the extent that, at law or in equity, any Manager has duties (including fiduciary duties) and liabilities, all such duties and liabilities are replaced by the duties and liabilities of a Manager expressly set forth in this Agreement. To the fullest extent permitted by law, no Person other than the Manager shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Fund, the Shareholders or any other Person.

(b)    Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Fund, any Shareholder or any other Person, on the other hand; or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner that is, or provides terms that are, fair and reasonable to the Fund, any Shareholder or any other Person, the Manager shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Manager at law or in equity or otherwise.

(c)    The Manager and any Affiliate of the Manager may engage in or possess an interest in profit-seeking or business ventures of any nature or description,

independently or with others, whether or not such ventures are competitive with the Fund and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Manager. If the Manager acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Fund, it shall have no duty to communicate or offer such opportunity to the Fund, and the Manager shall not be liable to the Fund or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Manager pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Fund. Neither the Fund nor any Shareholder shall have any rights or obligations by virtue of this Agreement in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Fund, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Manager may engage or be interested in any financial or other transaction with the Fund, the Shareholders or any Affiliate of the Fund or the Shareholders.

(d)    To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith and the duty of the Manager to act in “good faith” shall mean that the Manager shall be required to act honestly in its dealings with respect to the powers which have been conferred on the Manager in its capacity as a manager of the Fund and shall not, to the fullest extent permitted by applicable law, be held to any higher or different standard.

SECTION 5.7    Indemnification of the Manager.

(a)    The Manager shall be indemnified by the Fund against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Fund, provided that (i) the Manager was acting on behalf of, or performing services for, the Fund and has determined, in good faith, that such course of conduct was in the best interests of the Fund and such liability or loss was not the result of actual fraud, Gross Negligence, bad faith, willful misconduct, or a material breach of this Agreement on the part of the Manager and (ii) any such indemnification will be recoverable only from the Fund Property. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of existence of the Manager, or the withdrawal, adjudication of bankruptcy or insolvency of the Manager, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the United States Code by or against the Manager.

(b)    Notwithstanding the provisions of SECTION 5.7(a) above, the Manager, any Participant and any other Person acting as a broker-dealer for the Fund shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state or non-U.S. securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

(c)    The Fund shall not incur the cost of that portion of any insurance that insures any party against any liability, the indemnification of which is herein prohibited.

(d)    Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Manager shall be paid by the Fund in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Manager on behalf of the Fund; (ii) the legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder and a court of competent jurisdiction specifically approves such advance; and (iii) the Manager undertakes to repay the advanced funds with interest to the Fund in cases in which it is not entitled to indemnification under this SECTION 5.7.

(e)    The term “Manager” as used only in this SECTION 5.7 shall include, in addition to the Manager, any other Covered Person performing services on behalf of the Fund and acting within the scope of the Manager’s authority as set forth in this Agreement.

(f)    In the event the Fund is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to Fund affairs, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Fund for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

SECTION 5.8    Expenses and Limitations Thereon.

(a)    Manager’s Fee.

(i)    The Fund shall pay to the Manager, in the manner set forth in SECTION 5.8(a)(ii), a fee (the “Manager’s Fee”), payable in Fund Components (except as provided in SECTION 5.8(a)(v)), which shall accrue daily in U.S. Dollars at an annual rate of 3.0% of the Digital Asset Holdings Fee Basis

Amount of the Fund as of 4:00 p.m., New York time; provided that (x) for a day that is not a Business Day or (y) during a Rebalancing Period, the calculation shall be based on the Digital Asset Holdings Fee Basis Amount from the most recent Business Day. The Manager’s Fee is payable to the Manager monthly in arrears.

(ii)    The amount of each Fund Component payable in respect of each daily U.S. Dollar accrual of the Manager’s Fee (each, a “Fund Component Fee Amount”) shall be determined by (x) multiplying (1) the amount of such U.S. Dollar accrual by (2) the Weighting of such Fund Component on such day (for the avoidance of doubt, determined without taking into account the Fund Component Fee Amounts for such day) and (y) dividing (1) the product so obtained by (2) the Digital Asset Reference Rate for such Fund Component as of 4:00 p.m., New York time, on such day; provided that for any day that is not a Business Day or during a Rebalancing Period for which the Digital Asset Holdings Fee Basis Amount is not calculated, the amount of each Fund Component payable in respect of such day’s U.S. Dollar accrual of the Manager’s Fee shall be determined by reference to the Fund Component Fee Amount from the most recent Business Day.

(iii)    Except as provided in SECTION 5.8(a)(v), to cause the Fund to pay the Manager’s Fee, the Manager shall, instructing the Security Vendors as necessary, withdraw from the relevant Digital Asset Account the number of tokens of each Fund Component equal to the Fund Component Fee Amount for such Fund Component and transfer such tokens of all Fund Components to the Manager’s account at such times as the Manager determines in its absolute discretion.

(iv)    After the payment of the Manager’s Fee to the Manager, the Manager may elect to convert the any digital assets it receives into U.S. Dollars. The Shareholders acknowledge that the rate at which the Manager converts such digital assets into U.S. Dollars may differ from the rate at which the Manager’s Fee was initially converted into Digital Assets. The Fund shall not be responsible for any fees and expenses incurred by the Manager to convert Digital Assets received in payment of the Manager’s Fee into U.S. Dollars.

(v)    If the Fund holds any Forked Assets or cash at any time, the Fund may pay the Manager’s Fee, in whole or in part, with such Forked Assets or cash, in which case, the Fund Component Fee Amounts in respect of such payment shall be correspondingly and proportionally reduced.

(vi)    The Manager may, from time to time, temporarily waive all or a portion of the Manager’s Fee in its sole discretion.

(vii)    As consideration for receipt of the Manager’s Fee, the Manager shall assume and pay the following fees and other expenses incurred by the Fund in the ordinary course of its affairs, excluding taxes: (i) the Marketing Fee, (ii) the Administrator Fee, (iii) the Security Vendors Fee, (iv) the Transfer

Agent fee, (v) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given Fiscal Year, (vi) ordinary course legal fees and expenses, (vii) audit fees, (viii) regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act and fees relating to registration and any other regulatory requirements in the Cayman Islands, (ix) printing and mailing costs, (x) costs of maintaining the Fund’s website and (xi) applicable license fees (each, a “Manager-paid Expense” and together, the “Manager-paid Expenses”).

(b)    Additional Fund Expenses.

(i)    The Fund shall pay any expenses incurred by the Fund in addition to the Manager’s Fee that are not Manager-paid Expenses, including, but not limited to, (i) taxes and governmental charges, (ii) expenses and costs of any extraordinary services performed by the Manager (or any other service provider) on behalf of the Fund to protect the Fund or the interests of Shareholders (including in connection with any Forked Assets), (iii) any indemnification of the Security Vendors or other agents, service providers or counterparties of the Fund, (iv) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including legal, marketing and audit fees and expenses) to the extent exceeding $600,000 in any given Fiscal Year and (v) extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively, “Additional Fund Expenses”).

(ii)    Except as provided in SECTION 5.8(b)(iii), to cause the Fund to pay the Additional Fund Expenses, if any, the Manager or its delegates shall, instructing the Security Vendors as necessary, (i) withdraw from the Digital Asset Accounts Fund Components in proportion to their respective Weightings at such time and in such quantity as may be necessary to permit payment of such Additional Fund Expenses and (ii) may either (x) cause the Fund (or its delegate) to convert such Fund Components into U.S. Dollars or other fiat currencies at the Actual Exchange Rate or (y) cause the Fund (or its delegate) to deliver such Fund Components in kind in satisfaction of such Additional Fund Expenses.

(iii)    If the Fund holds any Forked Assets or cash at any time, the Fund may pay any Additional Fund Expenses, in whole or in part, with such Forked Assets or cash, in which case, the amount of Fund Components that would otherwise have been used to satisfy such Additional Fund Expenses pursuant to Section 5.8(b)(ii) shall be correspondingly and proportionally reduced.

(c)    The Manager or any Affiliate of the Manager may be reimbursed only for the actual cost to the Manager or such Affiliate of any expenses that it advances on behalf of the Fund for payment of which the Fund is responsible. In addition, payment to the Manager or such Affiliate for indirect expenses incurred in performing services for the Fund in its capacity as the Manager (or an Affiliate of the Manager) of the Fund, such as salaries and fringe benefits of officers and directors, rent or depreciation, utilities and other administrative items generally falling within the category of the Manager’s “overhead,” is prohibited.

SECTION 5.9    Business of Shareholders. Except as otherwise specifically provided herein, any of the Shareholders and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity that is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the affairs of the Fund, shall not be deemed wrongful or improper.

SECTION 5.10    Voluntary Withdrawal of the Manager. The Manager may withdraw voluntarily as the Manager of the Fund only upon one hundred and twenty (120) days’ prior written notice to all Shareholders. If the withdrawing Manager is the last remaining Manager, the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may vote to elect and appoint, effective immediately, a successor Manager who shall carry on the affairs of the Fund. If the Manager withdraws and a successor Manager is named, the withdrawing Manager shall pay all expenses as a result of its withdrawal and shall make filings with the Registrar as are necessary to appoint the successor Manager.

SECTION 5.11    Authorization of Memorandum. To the maximum extent permitted by applicable law, each Shareholder (or any permitted assignee thereof) hereby agrees that the Fund and the Manager are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in, or contemplated by, the Memorandum on behalf of the Fund without any further act, approval or vote of the Shareholders, notwithstanding any other provision of this Agreement, the LLC Law or any applicable law, rule or regulation.

SECTION 5.12    Litigation. The Manager is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Fund’s interests. The Manager shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Fund’s assets and, thereafter, out of the assets (to the extent that it is permitted to do so under the various other provisions of this Agreement) of the Manager.

SECTION 5.13    Bankruptcy; Merger of the Manager.

(a)    The Manager shall not cease to be a Manager of the Fund merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties.

(b)    To the fullest extent permitted by law, and on sixty (60) days’ prior written notice to the Shareholders of their right to vote thereon, if any such transaction is other than with an affiliated entity, nothing in this Agreement shall be deemed to prevent the merger of the Manager with another corporation or other entity, the reorganization of the Manager into or with any other corporation or other entity, the transfer of all the capital stock of the Manager or the assumption of the rights, duties and liabilities of the Manager by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for purposes of SECTION 5.10 or an Event of Withdrawal for purposes of SECTION 10.1(a)(ii).

ARTICLE VI

THE SHAREHOLDERS

SECTION 6.1    No Management or Control; Limited Liability; Exercise of Rights through a Participant. The Shareholders shall not participate in the management or control of the Fund nor shall they enter into any transaction on behalf of the Fund or have the power to sign for or bind the Fund, said power being vested solely and exclusively in the Manager. Except as provided in SECTION 6.3 hereof, no Shareholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Fund in excess of its Percentage Interest of the Fund Property or any other amount that such Shareholder has expressly agreed to contribute to the Fund. Except as provided in SECTION 6.3 hereof, no Shareholder shall be required to make any further contribution to the Fund and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in its capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its Percentage Interest of the Fund Property. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each owner of such Shares shall be deemed to be a Shareholder and beneficiary of the Fund and vested with beneficial undivided interest in the Fund to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Agreement.

SECTION 6.2    Rights and Duties. The Shareholders shall have the following rights, powers, privileges, duties and liabilities:

(a)    The Shareholders shall have the right to obtain from the Manager information on all things affecting the Fund, provided that such information is for a purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Fund.

(b)    The Shareholders shall receive the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

(c)    Except for the Shareholders’ transfer rights set forth in ARTICLE III and the Shareholders’ redemption rights set forth in ARTICLE IV hereof (if authorized), Shareholders shall be entitled to be withdraw from the Fund only subsequent to the winding up and liquidation of the Fund and only to the extent of funds available therefor, as provided in SECTION 10.2. In no event shall a Shareholder be entitled to demand or receive property other than cash upon the winding up, liquidation and dissolution of the Fund. No Shareholder shall have priority over any other Shareholder as to distributions. The Shareholder shall not have any right to bring an action for partition against the Fund.

(d)    Shareholders holding Shares representing at least a majority (over 50%) of the Shares may vote to appoint a successor Manager as provided in SECTION 5.10 or to continue the Fund as provided in SECTION 10.1(a)(ii).

Except as set forth above, the Shareholders shall have no voting or other rights with respect to the Fund.

SECTION 6.3    Limitation of Liability.

(a)    Except as provided in SECTION 5.7(f) hereof, and as otherwise provided under Cayman law, the liability of a Shareholder to contribute to the assets of the Fund shall be limited solely to the amount that the Shareholder has expressly undertaken in writing to contribute by way of contribution to the assets of the Fund (whether in this Agreement, a Subscription Agreement or other written agreement between such Shareholder and the Fund). A Shareholder shall not have any liability for the debts, obligations and/or liabilities of the Fund except to the extent provided by the LLC Law, this Agreement or its Subscription Agreement or other written agreement between such Shareholder and the Fund. Notwithstanding the foregoing, a Shareholder that is a Participant shall be liable in the event that the Fund or any other affected Person suffers a loss arising from any misstatements or omissions contained in such Shareholder’s Participant Agreement.

(b)    Subject to the exceptions set forth in the immediately preceding sentence, the Fund shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption of such Shareholder’s Shares unless, under Cayman law, such Shareholder is liable to repay such amount.

SECTION 6.4    Derivative Actions. Subject to any other requirements of applicable law, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Fund unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.

ARTICLE VII

BOOKS OF ACCOUNT AND REPORTS

SECTION 7.1    Books of Account.

(a)    Proper books of account for the Fund shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Manager in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Fund as are required by the applicable law and regulations. The books of account shall be kept at the principal office of the Fund and each Shareholder (or any duly constituted designee of a Shareholder) shall have, at all times during normal business hours, free access to, and the right to inspect and copy, the same for any purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Fund. Such books of account shall be kept, and the Fund shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in ARTICLE VIII.

(b)    The Fund shall keep or cause to be kept a register of members of the Fund (the “Register”) in accordance with section 61 of the LLC Law in which the Fund may record such particulars relating to each Shareholder (and each previous Shareholder) as it may deem appropriate, provided that the Register shall:

(i)    contain the name and address of each person who is a Member, the date upon which such person became a Member and (if applicable) the date upon which such person ceased to be a Member (the “Specified Particulars”); and

(ii)    be updated within twenty-one days of the date of any change of the Specified Particulars,

and provided further that where the Register is kept at a place other than the registered office of the Fund, the Fund shall maintain or cause to be maintained at the registered office of the Fund a record of the address at which the Register is maintained.

(c)    The Fund shall also keep or cause to be kept a record of the amount and date of the contribution or contributions of each Shareholder and the amount and date of any repayment representing a distribution or, otherwise, a return of the whole or any part of the contribution of any Shareholder (the “Contribution Records”) in accordance with section 63(3) of the LLC Law.

(d)    The Register and the Contribution Records shall be open to inspection only with the consent of the Manager.

(e)    The Fund shall also maintain or cause to be maintained at its registered office a register of mortgages and charges and a register of security interests, in each case in accordance with the requirements of the LLC Law.

(f)    To the fullest extent permitted by law, the Shareholders waive any and all right to account that they may have under the LLC Law and/or such other access to the Fund’s books and records except as expressly provided for in this Agreement.

SECTION 7.2    Annual Reports.

(a)    If the Shares are not then listed, quoted or traded on any Secondary Market or registered under the Securities Act or the Exchange Act, the Manager shall furnish each Shareholder with an annual report of the Fund within one hundred and eighty (180) calendar days after the Fund’s fiscal year (or as soon as reasonably practicable thereafter) including, but not limited to, annual audited financial statements (including a statement of income and statement of financial condition), prepared in accordance with GAAP and accompanied by a report of the independent registered public accounting firm that audited such statements.

(b)    If the Shares are then listed, quoted or traded on a Secondary Market or registered under the Securities Act or the Exchange Act, the Manager shall prepare and publish the Fund’s Annual Reports and Quarterly Reports as required by the rules and regulations of such Secondary Market or the SEC, as applicable.

SECTION 7.3    Certain Tax Matters.

(a)    The Shareholders intend that, from the date of its formation, the Fund shall be treated as a corporation for U.S. federal, and to the extent allowable, state, local and non-U.S. income tax purposes, and that each Shareholder and the Fund shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Shareholders hereby agree and acknowledge that (i) they shall cooperate to file any forms or documents (including IRS Form 8832) reasonably necessary or required in support of the treatment of the Fund as a corporation for such purposes and (ii) without the prior written consent of the Manager, neither the Fund nor any Shareholder shall make any election or take any other action which would be inconsistent with such treatment.

(b)    The Fund shall make available to each Shareholder a PFIC Annual Information Statement for each taxable year of the Fund in the manner contemplated by applicable U.S. Treasury regulations. All information contained therein shall be prepared, and all of the Fund’s tax returns shall be filed, in a manner consistent with the treatment of the Fund as a foreign corporation for U.S. federal income tax purposes. The Fund’s taxable year shall be the calendar year unless otherwise required by applicable law.

(c)    The Fund is authorized to withhold from payments and distributions to the Shareholders, and to pay over to any federal, state and local government or and foreign government, any amounts required to be so withheld pursuant to the U.S. Internal Revenue Code of 1986 (as amended) or any provisions of any other federal, state or local law or any non-U.S. law, and any amount so withheld and remitted to the applicable taxing authority shall be treated for all purposes under this Agreement as having been distributed to the Shareholder with respect to which such amount was withheld. The Fund shall not be liable for any overwithholding in respect of any Shareholder’s Shares, and, in the event of any such over-withholding, a Shareholder’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

SECTION 7.4    Calculation of Digital Asset Holdings. The Manager or its delegate shall calculate and publish the Fund’s Digital Asset Holdings as of 4:00 p.m., New York time, on each Business Day (other than during a Rebalancing Period) or as soon as practicable thereafter. The Digital Asset Holdings of the Fund shall not be calculated during any Rebalancing Period.

In order to calculate the Digital Asset Holdings, the Manager shall:

1.	For each Fund Component:

a.	Determine the Digital Asset Reference Rate for the Fund Component as of such Business Day;

b.	Multiply the Digital Asset Reference Rate by the aggregate number of tokens of the Fund Component held by the Fund as of 4:00 p.m., New York time, on the immediately preceding day.

c.

Add the U.S. Dollar value of the number of tokens of the Fund Component receivable under pending Creation Orders, if any, as calculated by multiplying the applicable Fund Component Basket Amount by the applicable Digital Asset Reference Rate, and multiplying the result by the number of Baskets pending under such pending Creation Orders; and

d.

Subtract the U.S. Dollar value of the number of tokens of the Fund Component to be distributed under pending Redemption Orders, if any, as calculated by multiplying the applicable Fund Component Basket Amount by the applicable Digital Asset Reference Rate, and multiplying the result by the number of Baskets pending under such pending Redemption Orders;

2.	Calculate the sum of the resulting U.S. Dollar values for Fund Components pursuant to paragraph 1 above;

3.

Add the aggregate U.S. Dollar value of each Forked Assets then held by the Fund (calculated by reference to a reputable Digital Asset Exchange as determined by the Manager or, if possible, a Digital Asset Reference Rate);

4.	Add (i) the amount of U.S. Dollars then held by the Fund and (ii) the amount of any U.S. Dollars receivable under pending Creation Orders;

5.	Subtract the amount of any U.S. Dollars to be distributed under pending redemption orders;

6.	Subtract the U.S. Dollar amount of accrued and unpaid Additional Fund Expenses, if any.

7.

Subtract the U.S. Dollar value of the accrued and unpaid Manager’s Fee as of 4:00 p.m., New York time, on the immediately preceding Business Day (the amount derived from steps 1 through 6, the “Digital Asset Holdings Fee Basis Amount”);

8.	Subtract the U.S. Dollar value of the accrued and unpaid Manager’s Fee that accrues for such Business Day, as calculated based on the Digital Asset Holdings Fee Basis Amount for such Business Day; and

Notwithstanding the foregoing, in the event that the Manager determines that the methodology used to determine the Digital Asset Reference Rates is not an appropriate basis for valuation of the Fund’s Digital Assets, the Manager shall use an alternative methodology as set forth in the Memorandum.

SECTION 7.5    Maintenance of Records. The Manager shall maintain for a period of at least six Fiscal Years (a) all books of account required by SECTION 7.1 hereof; (b) a copy of all prescribed filings made with the Registrar, including the Registration Statement and all certificates of amendment thereto; (c) executed copies of any powers of attorney pursuant to which any certificate has been executed; (d) copies of the Fund’s U.S. federal, state and local income tax returns and reports, if any; (e) copies of any effective written Agreements, Participant Agreements, including any amendments thereto; and (f) any financial statements of the Fund. The Manager may keep and maintain the books and records of the Fund in paper, magnetic, electronic or other format as the Manager may determine in its sole discretion, provided that the Manager shall use reasonable care to prevent the loss or destruction of such records. If there is a conflict between this SECTION 7.5 and the rules and regulations of any Secondary Market on which the Shares are listed, quoted or traded or, if applicable, the SEC with respect to the maintenance of records, the records shall be maintained pursuant to the rules and regulations of such Secondary Market or the SEC.

ARTICLE VIII

FISCAL YEAR

SECTION 8.1    Fiscal Year The fiscal year of the Fund for financial accounting purposes (the “Fiscal Year”) shall begin on the 1st day of July and end on the 30th day of June of each year. The first Fiscal Year of the Fund commenced on the 25th day of January, 2018 and shall end on the 30th day of June 2018. The Fiscal Year in which the Fund shall terminate shall end on the date of such termination.

ARTICLE IX

AMENDMENT OF AGREEMENT; MEETINGS

SECTION 9.1    Amendments to the Agreement.

(a)    Amendment Generally.

(i)    Except as otherwise specifically provided in this SECTION 9.1, the Manager, in its sole discretion and without Shareholder consent, may amend or otherwise supplement this Agreement by making an amendment, an agreement supplemental hereto, or an amended and restated limited liability company agreement. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by the Manager in its sole discretion.

(ii)    Any amendments to this Agreement which materially adversely affects the interests of the Shareholders shall occur only upon the vote of Shareholders holding Shares equal to at least a majority (over 50%) of the Shares (not including Shares held by the Manager and its Affiliates). For all purposes of this SECTION 9.1, a Shareholder shall be deemed to consent to a modification or amendment of this Agreement if the Manager has notified such

Shareholder in writing of the proposed modification or amendment and the Shareholder has not, within twenty (20) calendar days of such notice, notified the Manager in writing that the Shareholder objects to such modification or amendment. Notwithstanding anything to the contrary herein, notice pursuant to this SECTION 9.1 may be given by the Manager to the Shareholder by email or other electronic transmission and shall be deemed given upon receipt without requirement of confirmation.

(b)    Upon amendment of this Agreement, the Manager shall make such filings as necessary or desirable (if any) with the Registrar to reflect such change.

(c)    To the fullest extent permitted by law, no provision of this Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this SECTION 9.1.

(d)    Upon obtaining such approvals required by this Agreement and without further action or execution by any other Person, including any Shareholder, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager and (ii) the Shareholders shall be deemed a party to and bound by such amendment of this Agreement.

SECTION 9.2    Meetings of the Fund. Meetings of the Shareholders may be, but need not be, called by the Manager in its sole discretion. The Manager shall furnish written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held on a date not less than ten (10) nor more than sixty (60) days after the date of mailing of said notice at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

SECTION 9.3    Action Without a Meeting. Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Fund or any Shareholder, as contemplated by this Agreement, is solicited by the Manager, the solicitation shall be effected by notice to each Shareholder given in the manner provided in SECTION 11.6. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in SECTION 11.6 and actually received by the Fund within twenty (20) days after the notice of solicitation is sent. The Covered Persons dealing with the Fund shall be entitled to act in reliance on any vote or consent that is deemed cast or granted pursuant to this SECTION 9.3 and shall be fully indemnified by the Fund in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of any communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in SECTION 11.6.

ARTICLE X

TERMINATION

SECTION 10.1    Events Requiring Dissolution of the Fund.

(a)    The Fund shall be wound up, liquidated and dissolved at any time upon the happening of any of the following events:

(i)    a Cayman Islands or U.S. federal or state regulator requires the Fund to shut down or forces the Fund to liquidate its Digital Assets or seizes, impounds or otherwise restricts access to the Fund Property; or

(ii)    a certificate of dissolution or revocation of the Manager’s charter is filed (and ninety (90) days have passed after the date of notice to the Manager of revocation without a reinstatement of the Manager’s charter) or the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Manager (each of the foregoing events an “Event of Withdrawal”) has occurred unless (i) at the time there is at least one remaining Manager or (ii) within ninety (90) days of notice of such Event of Withdrawal Shareholders holding at least a majority (over 50%) of the Shares agree in writing to resume and continue the affairs of the Fund and to select, effective immediately, one or more successor Managers.

(b)    The Manager may, in its sole discretion, wind up, liquidate and dissolve the Fund if any of the following events occur:

(i)    the SEC determines that the Fund is an investment company required to be registered under the Investment Company Act of 1940;

(ii)    the CFTC determines that the Fund is a commodity pool under the Commodity Exchange Act;

(iii)    the Fund is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder;

(iv)    the Fund is required to obtain a license or make a registration under any U.S. state law regulating money transmitters, money services businesses, providers of prepaid or stored value or similar entities, or virtual currency businesses;

(v)    the Fund becomes insolvent or bankrupt;

(vi)    a Security Vendor resigns or is removed without replacement;

(vii)    all of the Fund’s Digital Assets are sold;

(viii)    the Manager determines that the size of the Fund Property in relation to the expenses of the Fund makes it unreasonable or imprudent to continue the affairs of the Fund; or

(ix)    the Manager determines, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Fund.

(c)    Section 36(1)(d) of the LLC Law shall not apply to this Agreement. No Shareholder may present a winding up petition in respect of the Fund.

(d)    The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (as long as such Shareholder is not the sole Shareholder of the Fund) shall not result in the termination of the Fund, and such Shareholder, his or her estate, custodian or personal representative shall have no right to a redemption of such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his or her death, he or she waives on behalf of himself or herself and his or her estate, and he or she directs the legal representative of his or her estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the Fund Property and any right to an audit or examination of the books of account for the Fund, except for such rights as are set forth in ARTICLE VII hereof relating to the books of account and reports of the Fund.

SECTION 10.2    Distributions on Dissolution. Upon the commencement of the winding up of the Fund, the Manager (or in the event there is no Manager, such person (the “Liquidator”) as the majority in interest of the Shareholders may propose and approve) shall wind up and liquidate the Fund’s assets on a voluntary basis. Any Liquidator so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidator shall not have general liability for the acts, omissions, obligations and expenses of the Fund. Thereafter, the affairs of the Fund shall be wound up and all assets owned by the Fund shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Fund (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests of the Fund Property.

SECTION 10.3    Dissolution. Following the liquidation and distribution of the assets of the Fund, the Manager shall execute and file such documents as necessary in accordance with the LLC Law to dissolve the Fund.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1    Governing Law. This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to this Agreement (including any non-contractual disputes or claims) shall be governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

SECTION 11.2    Provisions in Conflict with Law or Regulations.

(a)    The provisions of this Agreement are severable, and if the Manager shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the LLC Law, the Securities Act, if applicable, or other applicable Cayman Islands or U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Agreement, even without any amendment of this Agreement pursuant to this Agreement; provided, however, that such determination by the Manager shall not affect or impair any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination. No Manager shall be liable for making or failing to make such a determination.

(b)    If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

SECTION 11.3    Counsel to the Fund. Counsel to the Fund may also be counsel to the Manager and its Affiliates. The Manager may execute on behalf of the Fund and the Shareholders any consent to the representation of the Fund that counsel may request pursuant to the New York Rules of Professional Conduct or similar rules in any other jurisdiction (the “Rules”). The Shareholders acknowledge that the Fund has selected Davis Polk & Wardwell LLP as U.S. legal counsel to the Fund and Maples and Calder as Cayman Islands legal counsel to the Fund (each, a “Fund Counsel”). Neither Fund Counsel shall represent any Shareholder in the absence of a clear and explicit agreement to such effect between the Shareholder and the relevant Fund Counsel (and that only to the extent specifically set forth in that agreement), and in the absence of any such agreement neither Fund Counsel shall owe duties directly to a Shareholder. Each Shareholder agrees that, in the event any dispute or controversy arises between any Shareholder and the Fund, or between any Shareholder or the Fund, on the one hand, and the Manager (or an Affiliate thereof that either Fund Counsel represents), on the other hand, that either Fund Counsel may represent either the Fund or the Manager (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Shareholder hereby consents to such representation. Each Shareholder further acknowledges that, regardless of whether either Fund Counsel has in the past represented any Shareholder with respect to other matters, neither Fund Counsel has represented the interests of any Shareholder in the preparation and negotiation of this Agreement.

SECTION 11.4    Merger and Consolidation. The Manager may cause (i) the Fund to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another entity; (ii) the Shares of the Fund to be converted into equity interests in another company or legal entity; (iii) the Shares of the Fund to be exchanged for shares in another company or legal entity under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, the Manager, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i), (ii) and (iii) above without any vote or other action of the Shareholders, or (iv) the Fund to be registered by way of continuation as a foreign entity (with separate legal personality) under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SECTION 11.5    Construction. In this Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Agreement.

SECTION 11.6    Notices. All notices or communications under this Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Manager to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by email, or by overnight courier; and addressed, in each such case, to the address set forth in the books and records of the Fund or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the

United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Manager in writing. Any reports or notices by the Manager to the Shareholders which are given electronically shall be effective upon receipt without requirement of confirmation. Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply to this Agreement or any notice hereunder.

All notices shall be sent to:

if to the Fund, at

Grayscale Digital Large Cap Fund LLC

636 Avenue of the Americas, 3rd Floor

New York, New York 10011

Attention: Grayscale Investments, LLC

if to the Manager, at

Grayscale Investments, LLC

636 Avenue of the Americas, 3rd Floor

New York, New York 10011

Attention: Michael Sonnenshein

SECTION 11.7    Confidentiality.

(a)    All communications between the Manager, on the one hand, and any Shareholder, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information. Unless otherwise agreed to in writing by the Manager, each Shareholder shall maintain the confidentiality of information that is non-public information furnished by the Manager regarding the Manager and the Fund received by such Shareholder pursuant to this Agreement in accordance with such procedures as it applies generally to information of this kind (including procedures relating to information sharing with Affiliates), except (i) as otherwise required by governmental regulatory agencies (including tax authorities in connection with an audit or other similar examination of such Shareholder), self-regulating bodies, law, legal process, or litigation in which such Shareholder is a defendant, plaintiff or other named party or (ii) to directors, employees, representatives and advisors of such Shareholder and its Affiliates who need to know the information and who are informed of the confidential nature of the information and agree to keep it confidential. Without limiting the foregoing, each Shareholder acknowledges that notices and reports to Shareholders hereunder may contain material non-public information and agrees not to use such information other than in connection with monitoring its investment in the Fund and agrees not to trade in securities on the basis of any such information.

(b)    In the event that the Manager determines in good faith that (i) a Shareholder has violated or is reasonably likely to violate the provisions of this SECTION 11.7 or (ii) a Shareholder that is subject to FOIA, any state public records access law or any other law or statutory or regulatory requirement that is similar to FOIA in intent or effect (each, a “Public Access Law”) is reasonably likely to be subject to a disclosure request pursuant to a Public Access Law that would result in the disclosure by such Shareholder of confidential information regarding the Fund, the Manager may (x) provide to such Shareholder access to such information only on the Fund’s website in password protected, non-downloadable, non-printable format and (y) require such Shareholder to return any copies of information provided to it by the Manager or the Fund.

(c)    If any Public Access Law would potentially cause a Shareholder or any of its Affiliates to disclose information relating to the Fund, its Affiliates and/or any investment of the Fund, then in addition to compliance with the notice requirements set forth in SECTION 11.7(a) above, such Shareholder shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) such Shareholder is advised by counsel that there exists no reasonable basis on which to oppose such disclosure or (ii) the Manager does not object in writing to such disclosure within ten (10) days (or such lesser time period as stipulated by the applicable law) of such notice. Each Shareholder acknowledges and agrees that in such event, notwithstanding any other provision of this Agreement, the Manager may, in order to prevent any such potential disclosure that the Manager determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Shareholder; provided, that the Manager shall not withhold any such information if a Shareholder confirms in writing to the Manager that compliance with the procedures provided for in SECTION 11.7(b) above is legally sufficient to prevent such potential disclosure.

(d)    A Shareholder may, by giving written notice to the Manager, elect not to receive copies of any document, report or other information that such Shareholder would otherwise be entitled to receive pursuant to this Agreement and is not required by applicable law to be delivered. The Manager agrees that it shall make any such documents available to such Shareholder at the Manager’s offices.

(e)    Notwithstanding anything in this Agreement to the contrary, each Shareholder and each Shareholder’s employees, representatives or other agents are authorized to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Fund and any transaction entered into by the Fund and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure that are provided to such Shareholder, except for any information identifying the Manager, the Fund or their respective advisors, affiliates, officers, directors, members, employees and principals or (except to the extent relevant to such tax structure or tax treatment) any nonpublic commercial or financial information.

(f)    Any obligation of a Shareholder pursuant to this SECTION 11.7 may be waived by the Manager in its sole discretion.

(g)    Each Shareholder acknowledges and agrees that (i) the restrictions contained in this SECTION 11.7 are necessary for the protection of the affairs and goodwill of the Manager, the Fund and their Affiliates and each Shareholder considers such restrictions to be reasonable for such purpose, (ii) the misappropriation or unauthorized disclosure of confidential information is likely to cause substantial and irreparable damage to the Manager, the Fund and their Affiliates and (iii) damages may not be an adequate remedy for breach of this SECTION 11.7. Accordingly, the Manager, the Fund and their Affiliates shall be entitled to injunctive and other equitable relief, in addition to all other remedies available to them at law or at equity, and no proof of special damages shall be necessary for the enforcement of this SECTION 11.7.

SECTION 11.8    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 11.9    Binding Nature of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Fund and the Manager may rely upon the Fund records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Fund and the Manager, in determining such rights, shall rely on such records and that Shareholders and their assignees shall be bound by such determination.

SECTION 11.10    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto; provided, however, that the Fund may enter into side agreements with Shareholders from time to time and any such side agreement shall modify the terms of this Agreement only with respect to the Shareholder or Shareholders party thereto.

SECTION 11.11    Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Fund, which shall belong exclusively to Grayscale Investments, LLC.

SECTION 11.12    Compliance with Applicable Law. Each Shareholder agrees, upon reasonable request by the Manager, to cooperate with the Manager in complying with the applicable provisions of any material applicable law. Notwithstanding any other provision of this Agreement to the contrary, the Manager, in its own name and on behalf of the Fund, shall be authorized without the consent of any Person, including any Shareholder, to take such action as in its sole discretion it deems necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Participant Agreements.

SECTION 11.13    Further Assurances.

Each party hereto shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

SECTION 11.14    Power of Attorney.

Each Shareholder, as principal, hereby appoints the Manager as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and/or file (i) any amendments to this Agreement that are adopted or otherwise made in accordance with the terms of this Agreement, (ii) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the winding-up and termination of the Fund, and (iii) all certificates or other instruments necessary or desirable to accomplish the business, purposes and objectives of the Fund or required by any applicable law. The power of attorney granted hereby is intended to secure a proprietary interest of the donee and/or performance of the obligations of each relevant Shareholder owed to the donee under this Agreement and, to the extent applicable, such Shareholder’s Subscription Agreement. The power of attorney granted hereby shall be irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Shareholder or any transfer or assignment of all or any portion of the Shareholder’s interest in the Fund, each to the fullest extent permitted by law.

SECTION 11.15    Third Party.

A person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement, except that each Covered Person may in their own right enforce any term of this Agreement, subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, the consent of, or notice to, any person who is not a party to this Agreement (including without limitation any Covered Person) is not required for any amendment to, or variation, release, rescission or termination of this Agreement

SECTION 11.16    AEOI.

Each Shareholder acknowledges and agrees that:

(a)    the Fund is required to comply with the provisions of AEOI;

(b)    such Shareholder will provide, in a timely manner, such information regarding the Shareholder and its beneficial owners and such forms or documentation as may be requested from time to time by the Fund (whether by the Manager or other agents of the Fund) to enable the Fund to comply with the requirements and obligations imposed on it pursuant to AEOI, including, but not limited to, forms and documentation that the Fund may require to determine whether or not the Shareholder’s relevant investment is a “Reportable Account” (under any AEOI regime) and to comply with the relevant due diligence procedures in making such determination;

(c)    any such forms or documentation requested by the Fund or its agents pursuant to paragraph (b), or any financial or account information with respect to the Shareholder’s investment in the Fund, may be disclosed to the Cayman Islands Tax Information Authority (or any other Cayman Islands governmental body which collects information in accordance with AEOI) and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Fund;

(d)    such Shareholder waives, and/or shall cooperate with the Fund to obtain a waiver of, the provisions of any law that:

(i)    prohibit the disclosure by the Fund, or by any of its agents, of the information or documentation requested from the Shareholder pursuant to paragraph (b);

(ii)    prohibit the reporting of financial or account information by the Fund or its agents required pursuant to AEOI; or

(iii)    otherwise prevent compliance by the Fund with its obligations under AEOI;

(e)    if such Shareholder provides information and documentation that is in any way misleading, or it fails to provide the Fund or its agents with the requested information and documentation necessary in either case to satisfy the Fund’s obligations under AEOI, the Manager reserves the right, in its sole discretion, to take any action (whether or not such action or inaction leads to compliance failures by the Fund, or a risk of the Fund or its investors being subject to withholding tax or other costs, debts, expenses, obligations or liabilities (whether external, or internal, to the Fund) (together, “costs”) under AEOI) and/or pursue all remedies at its disposal including, without limitation:

(i)    to compulsorily withdraw such Shareholder from the Fund; and/or

(ii)    to hold back or deduct from any withdrawal proceeds or from any other payments or distributions due to such Shareholder any costs caused (directly or indirectly) by the Shareholder’s action or inaction;

(f)    it shall have no claim against the Fund, the Manager or any of its or their agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Fund in order to comply with AEOI; and

(g)    it hereby indemnifies the Fund, the Manager and each of their respective principals, shareholders, partners, managers, officers, directors, stockholders, employees and agents and holds them harmless from and against any AEOI-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever that such parties may incur as a result of any action or inaction (directly or indirectly) of such Shareholder (or any related person) described in the preceding paragraphs. This indemnification shall survive the disposition of such Shareholder’s Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Limited Liability Company Agreement as a deed on the day and year first above written.

GRAYSCALE INVESTMENTS, LLC, as Manager

By:	/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: Managing Director

SHAREHOLDERS

On behalf of Shareholders listed on the Register of Members on the date hereof as members of the Fund pursuant to powers of attorney pursuant to a subscription agreement or otherwise.

GRAYSCALE INVESTMENTS, LLC, as attorney

By:	/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: Managing Director

[Signature Page]

EXHIBIT A

FORM OF PARTICIPANT AGREEMENT

B-1